Exhibit 8.1
[Letterhead of Orrick, Herrington & Sutcliffe LLP]
December 17, 2009
Merix Corporation
15725 S.W. Greystone Court, Suite 200
Beaverton, OR 97006
Ladies and Gentlemen:
We have acted as counsel to Merix Corporation, an Oregon corporation (“Merix”), in connection with the filing of the Form S-4 with the Securities and Exchange Commission (“Registration Statement”) relating to the contemplated merger of Maple Acquisition Corp., an Oregon corporation (“Merger Sub”), into Merix. The foregoing merger (the “Merger”) will be undertaken pursuant to an Agreement and Plan of Merger, dated as of October 6, 2009 (the “Merger Agreement”), by and among Viasystems Group, Inc. (“Viasystems”), a Delaware corporation, Merix and Merger Sub. You have requested our opinion as to certain federal income tax matters relating to the Merger. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Merger Agreement.
In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Registration Statement filed with the Securities and Exchange Commission, the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain representations provided to us by Viasystems, Merger Sub and Merix. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.
In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the Merger or contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement. Furthermore, we have assumed that the Merger will qualify as a statutory merger under the laws of the State of Oregon.
The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought on any issues related to the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represents our best judgment as to the matters addressed, our opinion has no binding effect on the IRS or the courts.

Merix Corporation
December 17, 2009

Based upon and subject to the foregoing, and subject to the qualifications set forth herein, we are of the opinion that the discussion under the heading “Certain Material Federal Income Tax Consequences of the Merger” contained in the Registration Statement, insofar as the discussion relates to statements of law and legal conclusions, is correct in all material respects. As noted in the aforementioned discussion in the Registration Statement, we have not rendered an opinion regarding certain specified matters for the reasons stated in the discussion. Because this opinion is being delivered prior to the Effective Time of the Merger, it must be considered prospective and dependent on future events. There can be no assurance that changes in the law will not take place which could affect the United States federal income tax consequences of the Merger or that contrary positions may not be taken by the IRS.
Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related to or undertaken in connection with the Merger. Furthermore, we are expressing an opinion only as to the tax consequences of the Merger to the shareholders of Merix and not to any other party. We are furnishing this opinion to you solely in connection with the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (collectively, the “1933 Act”), nor do we thereby admit that we are “experts” within the meaning of such term as used in the 1933 Act with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.
Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP

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